EXHIBIT 4.5
[FORM OF LICENSE AGREEMENT]
This agreement (“Agreement”) made the • day of •, 2006, by and among BROOKSHIRE RAW MATERIALS GROUP INC., a company incorporated under the laws of Ontario (the “Licensor”), and BROOKSHIRE RAW MATERIALS MANAGEMENT, LLC, a limited liability company established under the laws of the State of Delaware and each of the FUNDS listed on Schedule A attached hereto (the “Licensee”).
Whereas:
1.	The Licensor developed the Brookshire International Raw Materials Index and related indices (collectively, “BIRMI”) in March 2005 which consists of certain trading methodologies, which constitute proprietary information, trade secrets and confidential information of the Licensor (collectively referred to as the “Licensed Rights”).

2.	“Brookshire” and “BIRMI” are trade-marks owned by the Licensor (collectively referred to as the “Trade-marks”).

3.	The Brookshire Raw Materials Group (U.S.) Trust, is a Delaware Statutory trust established pursuant to a Declaration of Trust and Trust Agreement (the “Declaration of Trust”) dated August 16, 2006 (the “Trust”).

4.	The Licensor owns and operates the BIRMI, and provides investment management services to various investment funds.

5.	The Licensee is desirous of acquiring from the Licensor a non-exclusive right to use the Licensed Rights owned by the Licensor in connection with the operation of the Trust;

6.	The parties desire to set forth the terms and conditions of a non-exclusive, non-transferable license for the United States to make use of the Licensed Rights owned by the Licensor in connection with the operation of the Trust.
In consideration of the premises, and the mutual covenants and agreements set forth, the parties agree as follows:
1.	Licensor covenants
(a)	License Grant. The Licensor hereby grants to the Licensee, subject to the conditions set forth in this Agreement, a non-exclusive, non-assignable license for the United States to the Licensed Rights in connection with the operation of, and the benefit for, the Trust. The Licensor shall give to the Licensee one copy of the trading methodology document (the “Trading Methodology Document”) which contains all of the Licensed Rights and which constitutes the property of the Licensor at all times. Licensee shall safeguard the Trading Methodology Document from copying and disclosure as if it was Licensee’s confidential information. No copies of the Trading Methodology Document shall be made except with the Licensor’s prior written consent. The Licensor further grants to the Licensee, subject to the conditions set forth in this Agreement, a non-exclusive, non-assignable license for the United States to use the Trade-marks in connection with the operation of the Trust.

(b)	Future Inventions. The Licensor agrees to extend the License Agreement to include any and all future changes or improvements comprising the Licensed Rights, provided that this license agreement shall not be extended to include any other index other than the BIRMI or any variation of the BIRMI.

(c)	Disclosure Service. The Licensor agrees to disclose to the Licensee all processes, techniques and trade secrets necessary properly to exploit the Licensed Rights granted herein, and to make no charge therefor.

(d)	License Warranty. The Licensor warrants that it has the right to grant the licenses set forth in this Agreement. The Licensor further warrants that the Trading Methodology Document contains all information that is necessary to fully exploit the Licensed Rights and that, when the instructions contained within the Trading Methodology Document are properly followed, a commodities index fund that replicates the BIRMI will result.
2.	Licensee covenants
(a)	Royalty. The Trust shall pay to the Licensor for the non-exclusive use of the Licensed Rights: i) $5,000 per month for the series of units of the Trust known as the Brookshire Raw Materials (U.S.) Core Fund and $2,500 per month for each additional series or Fund of the Trust, or (ii) 0.10% per annum of the Trust’s nominal net asset value (as defined in the Trust’s Registration Statement filed with the United States Securities and Exchange Commission), whichever is greater, calculated daily, and paid monthly, to be prorated across the Funds in proportion to their respective nominal net asset value.

(b)	Royalty Payment. The royalty provided shall be paid monthly.

(c)	Exploitation of License. The Licensee agrees to use its reasonable commercial efforts to use the Licensed Rights in connection with the establishment and operation of the Trust.

(d)	Validity of Licensed Rights. The Licensee agrees not to contest the validity of the intellectual property under which it is licensed, or the right or title of the Licensor to it, or to any process, trade secret or other intellectual property constituting the Licensed Rights, and further agrees not to aid others in doing so.

(e)	Improvements and Devices. The Licensee agrees to assign and transfer to the Licensor on its written demand any and all improvements on any of the patents, applications, inventions, processes, secrets and knowledge referred to, designed or otherwise obtained by the Licensee during the continuance of this Agreement, and the Licensee shall transfer to the Licensor any and all papers necessary or proper to vest in the Licensor title to all improvements.

3.	Restrictions on Use and Confidentiality.
(a)	The Licensee agrees that it will not during the term of this Agreement permit others to use the methodologies, secrets and knowledge disclosed to it pursuant to the terms of this Agreement. The Licensee agrees that the information which forms part of the Licensed Rights (including the contents of the Trading Methodology Document) constitutes confidential information and trade secrets of the Licensor which must be kept strictly confidential both before and after termination of this Agreement except that, during the term of this Agreement, the Licensee may disclose such information to its employees that it deems necessary for the purposes of this Agreement. Upon termination of this Agreement, all copies of confidential information of the Licensor which are in the possession of Licensee (which shall include the contents of the Trading Methodology Document) shall be delivered forthwith to the Licensor. After termination of this Agreement, the Licensee shall not use and shall have no right to use any of the Licensed Rights, the Trade-marks, or any part thereof. This paragraph shall not apply to information which becomes part of the public domain thereof no fault of the Licensee.

(b)	The Licensor agrees that it will not during the term of this Agreement permit others to use any confidential information of the Licensee disclosed to the Licensor pursuant to the use of the Licensed Rights hereunder. The Licensor agrees that any confidential information of the Licensee must be kept strictly confidential both before and after termination of this Agreement except that, during the term of this Agreement, the Licensor may disclose such information to its employees who have a need to know for the purposes of this Agreement. Upon termination of this Agreement, all copies of confidential information of the Licensee which are in the possession of Licensor pursuant to its use of the Licensed Rights shall be delivered forthwith to the Licensee. After termination of this Agreement, the Licensor shall not use and shall have no right to use any of the confidential information of the Licensee or any part thereof. This paragraph shall not apply to information which becomes part of the public domain thereof no fault of the Licensor.
4.	Term

The term of this Agreement shall be for the period commencing on the date of the establishment of the Trust and ending on the earlier of: 1) the date of termination of the Trust or 2) the date the Licensee ceases to be managing owner of any Fund.

5.	Termination
(a)	This Agreement shall be subject to termination by the Licensor on the following conditions:
(i)	if the Licensee shall fail to do any of the acts or things by it agreed to be done at the times and in the manner provided, or

(ii)	if the Licensee shall do any act or thing prohibited under the terms of this Agreement;

provided, however, that if the Licensor cancels this license agreement, the Licensor shall give the Licensee 30 days’ notice in writing of the Licensee’s default or omission constituting grounds for cancellation, and of its election to cancel this Agreement. If within 30 days after the receipt of the notice the Licensee shall cure the deficiency or omission fully, and makes good its default or omission, the cancellation notice shall be without force or effect. If the omission or default, specified in the notice is not cured within the 30-day period, this Agreement and the rights under it shall become finally terminated. In the event of termination, the Licensee shall not be relieved of its obligations, nor of its duty to make royalty payments for all licensed items made, on hand, in stock or anywhere under the control of the Licensee, and the Licensee shall have the right to sell such devices and shall account and make payments as required.

(b)	The Licensor shall have the right to terminate this Agreement at any time on or after the filing by the Licensee of an assignment in bankruptcy, or on or after the Licensee is either bankrupt or insolvent or after any adjudication that applications for the reorganization, readjustment, or rearrangement of the business of the Licensee under any law or governmental regulation relating to bankruptcy or insolvency, or on or after the appointment of a receiver for all or substantially all of the property or assets of the Licensee, or on or after the making by the Licensee of any assignment or attempted assignment for the benefit of creditors, or on or after the institution by the Licensee of any proceedings for the winding-up of its business. In any event, this Agreement shall be terminated 15 days after the Licensor has given written notice to the Licensee, or its legal representative, of the exercise of its right of termination under this paragraph.

(c)	The Licensee shall have the right to terminate this Agreement at its convenience upon 30 days’ written notice to the Licensor, provided that the provisions of paragraph 3 hereof — Restrictions on Use and Confidentiality — shall continue to apply.

6.	Intellectual Property Indemnity
(a)	Licensor agrees to indemnify and hold harmless the Licensee from and against all claims, liabilities, losses, damages, expenses and costs (including reasonable legal fees and costs) arising out of or in connection with or relating to third party claims pertaining to the infringement by the Licensor of any copyright, patent, trade mark, trade secret or other intellectual property right of any person in connection with the Licensed Rights; provided that the Licensee:

(i)	has promptly advised the Licensor in writing of such claim or action; and

(ii)	co-operates with the Licensor in the defence and settlement of such claim or action at the Licensor’s expense.
In the event that the Licensed Rights become the subject of an infringement claim, the Licensor shall have the option to procure for the Licensee the right to continue using the Licensed Rights or make them non-infringing. In the event that the Licensor does not do so and the Licensee is subject to an injunction, the Licensee may, upon giving the Licensor at least 14 days’ prior days notice in writing, terminate this Agreement.
7.	Rights and obligations

Any cancellation or termination by the Licensor as provided in this Agreement shall not in any way operate to deny any of the Licensor’s rights or remedies, either at law or in equity, or to relieve the Licensee of any obligation to pay royalties or of any other obligation accrued prior to the effective date of termination or cancellation.

8.	No waiver

No failure or delay on the part of the Licensor to exercise his right of termination or cancellation nor any default by the Licensee shall be construed to prejudice the Licensor’s right of termination or cancellation for default or for any other subsequent defaults.

9.	Notices

All notices and communications shall be directed as follows:
To Licensor:
Brookshire Raw Materials Group Inc.
219 Dufferin Street, Suite 300A
Toronto, Ontario M6K 1Y9
Fax: 416-536-5833
To Licensee:
Brookshire Raw Materials Management, LLC
219 Dufferin Street, Suite 300A
Toronto, Ontario M6K 1Y9
Fax: 416-536-5833
10.	Succession

This Agreement shall be binding on and, except as otherwise provided, shall enure to the benefit of the legal successors or representatives of the parties, and to the assigns of the Licensor, but this Agreement and any rights granted shall not be assigned by the Licensee, except in accordance with this Agreement or with the approval of the Licensor.

11.	Entire agreement

The making, execution and delivery of this Agreement by the Licensee have been induced by no representations, statements, warranties or agreement other than those expressed in this Agreement. This Agreement embodies the entire agreement of the parties, and there are no further or other agreements or understandings, written or oral, in effect between parties, relating to the subject-matter of this Agreement.

12.	Laws and Jurisdiction

This agreement shall be construed in accordance with the laws of the province of Ontario and the laws of Canada applicable therein, and the parties irrevocably attorn to the exclusive jurisdiction of the courts of Ontario.

13.	Several Obligations

The parties hereto acknowledge that obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

In witness whereof the parties have set their hands and seals this date above-written.

Signed, sealed and delivered

BROOKSHIRE RAW MATERIALS	BROOKSHIRE RAW MATERIALS
GROUP INC., (Licensor)	MANAGEMENT, LLC (Licensee)

per:	per:

BROOKSHIRE RAW MATERIALS
MANAGEMENT, LLC, as managing owner of each of the Funds

per:

SCHEDULE A
LIST OF FUNDS

1.	BrookshireTM Raw Materials (U.S.) Core Fund
2.	BrookshireTM Raw Materials (U.S.) Agriculture Fund
3.	BrookshireTM Raw Materials (U.S.) Metals Fund
4.	BrookshireTM Raw Materials (U.S.) Energy Fund
5.	BrookshireTM Raw Materials (U.S.) Accelerated Core Fund